Exhibit 10.41

SEPARATION AGREEMENT AND RELEASE

This is a Waiver Agreement and Release (“Agreement”) between Host Marriott L.P., a Delaware limited partnership (which, together with its affiliates are referred to herein as the “Employer”), and Robert E. Parsons, Jr. (“Executive”). In order to forever resolve and settle any and all disputes regarding the Executive’s employment with the Employer, including but not limited to his separation from such employment, the parties agree as follows:

1.    Having determined that it is in the best interests of the Employer and the Executive to terminate the employment relationship, the Executive’s last day of employment will be May 30, 2003 (“Separation Date”). On the first regularly scheduled payday after the Separation Date, the Executive will receive the balance of all accrued and unused Paid Time Off (“PTO”) to which he was entitled (not to exceed 240 hours) less applicable tax withholdings.

2.    The Executive shall receive severance in an aggregate amount of $1,700,000. Payment of this amount to Executive shall be made in quarterly installments on June 30, 2003, October 31, 2003, February 27, 2004, and June 30, 2004. On each such date, Executive shall receive a check in the amount of $425,000, less applicable tax withholdings.

3.    The Executive will have continued use of the Platinum Card benefits through January 5, 2004, although costs (including reimbursement for taxes) for such services between his Separation Date and January 5, 2004 shall not exceed $40,000.

4.    Beginning on May 1, 2003, the Employer will provide the Executive with outplacement support through a vendor of the Employer’s choice through May 30, 2004 or until the Executive finds comparable employment, whichever occurs first. During this period, the Employer will pay the reasonable travel expenses of the Executive and his spouse incurred to meet with the vendor. The Executive acknowledges that the payments made pursuant to Paragraphs 1 through 4 of this Agreement are not employment benefits to which the Executive is already entitled.

5.    (a).    On the Separation Date, any unvested shares of the Restricted Stock Award made to Executive on August 1, 2002, shall vest and all restrictions shall be removed in accordance with Section 5 of the Restricted Stock Agreement. The shares shall be issued based on the average of the high and low trading prices of Host Marriott Stock on the NYSE on the Separation Date. Employer has received Board approval to have the exercise period for Executive’s vested stock options extended through May 30, 2004, provided that it is not beyond the expiration date of the option.

(b).    The Employer shall distribute to Executive his 750 shares of Retirement Stock in accordance with the terms of that stock agreement.

6.    The Executive agrees that, in consideration of the benefits described in Paragraphs 1 through 4 above, he will, and hereby does knowingly and voluntarily, forever and irrevocably release and discharge the Employer, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, representatives and benefit plans, of any and all actions, causes of action, grievances, demands, rights, claims for damages, indemnity, costs, interest, loss or injury whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to the Executive’s employment with Employer or the termination of that employment. The Executive expressly acknowledges that this release specifically includes, but is not limited to, any claim of age, race, sex, religion, national origin or any other claim of employment discrimination under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 1001 et seq.), the American with Disabilities Act (42 U.S.C. § 12101 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), and any other federal, state and local law prohibiting employment discrimination. The Executive is not waiving any rights or claims that may arise after the date of execution of this Agreement, or that cannot otherwise be waived by law.

7.    The Employer will permit Executive to maintain his voicemail with the Employer through December 31, 2003. In addition, Executive shall maintain his Employer cell phone on its current monthly program through December 31, 2003 at no cost to Executive. Additionally, Executive will maintain his electronic mail (“email”), Blackberry, and email address at Employer through July 31, 2003. Thereafter, the Employer will maintain and program Executive’s email account to forward email to an email address designated by Executive through December 31, 2003.

8.    The Executive agrees that absent compulsion of court order, he will not sue, or directly or indirectly bring, assist, join in, or participate in any way, in any claim, suit, or proceeding of any kind by any non-governmental third party against the Employer or any other person identified in Paragraph 6, that in any way relates to or results from any matter, action or inaction that occurred on or before the date of this Agreement.

9.    The parties acknowledge that this agreement may be disclosed in accordance with securities laws and regulations, and other applicable laws.

10.    The Executive acknowledges that while he was employed by the Employer he was exposed to certain non-public confidential and proprietary information of the Employer. Such information may include, but is not necessarily limited to, claims and pending litigation, terms of management agreements, business plans, pricing strategies, financing plans, valuations, capitalization, budgets and other non-public financial information. It is specifically understood and agreed that the Executive will maintain all such non-public information in strict confidence and will not disclose or use such information for any purpose for five years following the execution of this Agreement.

11.    The Executive recognizes that for the purposes of continuation coverage requirements of group health plans under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (“COBRA”), as amended, and the group health provisions of the Maryland Annotated Code, a “qualifying event” and “applicable change in status” occurs on the Separation Date. The Employer agrees to provide the Executive all notices and information required under such laws. The Employer agrees to pay its health insurance (health and dental) provider directly for the full cost of Executive’s COBRA continuation coverage for a period of 18 months from the Separation Date or until the Executive begins new employment and is offered health benefit coverage in that employ whichever is sooner. The Executive agrees that, through November 30, 2004, he will notify the Company’s General Counsel within seven business days of accepting other employment and becoming eligible for health benefits in that employ. The Employer also agrees to provide the Executive with information regarding other benefit plans in which he is a participant, and any distributions will be made in accordance with those plans.

12.    Executive agrees that he shall not criticize, disparage, slander, defame or impugn the Company or any of its staff, orally or in writing. The Company agrees that neither the Chief Executive Officer nor any of the members of senior management that attend the executive staff meeting with the Chief Executive Officer shall criticize, disparage, slander, defame or impugn the Executive, orally or in writing. If a reference is desired from Employer, the Executive shall direct any prospective employer to either the Chief Executive Officer or the Executive Vice President and General Counsel for such reference.

13.    The Executive has read and fully reviewed the terms of this Agreement. The Executive acknowledges that he has been advised to consult with an attorney before signing this Agreement. The Executive acknowledges that he has been given 21 days to consider this Agreement before signing.

14.    For a period of seven days following the execution of this Agreement, the Executive may revoke his consent to the Agreement. The Agreement shall not become effective until the revocation period has expired.

15.    The Executive expressly acknowledges and understands that this Agreement is not an admission of liability under any statute or otherwise by the Employer, and it does not admit any violation of the Executive’s legal rights.

16.    The parties agree that this Agreement shall be binding upon and inure to the benefit of the Executive’s assigns, heirs, executors and administrators as well as the Employer, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, the Executive’s agents, predecessors, successors, purchasers, assigns, representatives and benefit plans.

17.    This Agreement contains the entire agreement and understanding of the parties. There are no additional promises or terms among the parties other than those contained herein. This Agreement shall not be modified except in writing signed by each of the parties. This Agreement shall in all respects be interpreted, enforced and governed in accordance with the laws of Maryland and, furthermore, any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of any court of competent jurisdiction located in Montgomery County, Maryland or the southern Division of the United States District Court for the District of Maryland.

18.    The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. In the event that one or more provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

/s/ Pamela Wagoner	/s/ Robert E. Parsons, Jr.
Company Representative	Executive

Date: May 30, 2003	Date: May 30, 2003

4